                                    ITEM (7A)
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                              AMENDED AND RESTATED
                                OPTION AGREEMENT


NEITHER THIS OPTION AGREEMENT, NOR THE COMMON SHARES DELIVERABLE UPON EXERCISE HEREOF, HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT"). NEITHER THIS OPTION NOR ANY INTEREST HEREIN MAY BE ASSIGNED OR OTHERWISE TRANSFERRED, DISPOSED OF OR ENCUMBERED EXCEPT FOLLOWING RECEIPT BY IPC HOLDINGS, LTD. (THE "COMPANY") OF AN OPINION OF UNITED STATES COUNSEL TO THE COMPANY THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS AND UPON OBTAINMENT OF ANY REQUIRED GOVERNMENT APPROVALS. TRANSFER OF THIS OPTION OR ANY INTEREST HEREIN MAY BE DISAPPROVED BY THE BOARD OF DIRECTORS OF THE COMPANY IF, IN THEIR REASONABLE JUDGMENT, THEY HAVE REASON TO BELIEVE THAT SUCH TRANSFER MAY EXPOSE THE COMPANY, ANY SUBSIDIARY THEREOF, ANY SHAREHOLDER OR ANY PERSON CEDING INSURANCE TO THE COMPANY OR ANY SUCH SUBSIDIARY TO ADVERSE TAX OR REGULATORY TREATMENT IN ANY JURISDICTION. COMMON SHARES OBTAINED UPON EXERCISE OF THIS OPTION AGREEMENT ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE TERMINATION AGREEMENT, DATED AS OF FEBRUARY 15, 1996, AMONG THE COMPANY AND THE SHAREHOLDERS IDENTIFIED THEREIN AND THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF MARCH 13, 1996, AMONG THE COMPANY AND THE RIGHTHOLDERS IDENTIFIED THEREIN.

         This AMENDED AND RESTATED OPTION AGREEMENT made this 13th day of March, 1996 between IPC HOLDINGS, LTD., a company incorporated under the laws of the Islands of Bermuda (hereinafter called "the Company") of the one part, and AMERICAN INTERNATIONAL GROUP, INC., a company incorporated under the laws of the State of Delaware in the United States of America (hereinafter called "AIG") of the second part.

                              W I T N E S S E T H:

         WHEREAS, AIG purchased 60 shares of the Voting Common Stock, par value U.S. $200 per share (the "Voting Common Stock"), and 184 shares of the Non-Voting Common Stock, par value U.S. $200 per share (the "Non-Voting Common Stock", the Voting and Non-Voting Common Stock being sometimes referred to collectively herein as the "Common Stock") of the Company pursuant to the Subscription Agreement, dated as of June 29, 1993, among the Company and the investors named therein (the "Subscription Agreement") and has entered into the Shareholders' Agreement, dated as of June 29, 1993, among the Company and the shareholders named therein (the "Shareholders' Agreement");

         WHEREAS, in connection with the entering into by AIG of the Subscription Agreement and the Shareholders' Agreement, the Company granted AIG an option to purchase additional shares of Common Stock on the terms and conditions specified in the Option Agreement, dated June 29, 1993, between the Company and AIG (the "Original Option Agreement");

         WHEREAS, in connection with a proposed Initial Public Offering (as defined in the Shareholders' Agreement), the shareholders of the Company have approved a recapitalization of the Company's capital stock, pursuant to which each share of Voting Common Stock and Non-Voting Common Stock shall be converted into 25,000 Common Shares, par value U.S. $.01 per share (the "Common Shares");

         WHEREAS, in connection with the proposed Initial Public Offering and such recapitalization, AIG and the Company, with the unanimous approval of the Company's shareholders, wish to amend certain provisions of the Original Option Agreement and restate such agreement as so amended, effective upon consummation of the Initial Public Offering;

         NOW, THEREFORE, AIG and the Company agree as follows, effective upon consummation of the Initial Public Offering:

         1. (a) In consideration of AIG entering into the Subscription Agreement and Shareholders' Agreement and for other value received, receipt of which is acknowledged, the Company hereby grants to AIG the option (the "Option") exercisable at the

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times and subject to the conditions set forth in paragraph (d) of this Section
1, to subscribe for and be allotted up to 2,775,000 Common Shares (the "Option Shares") at the price of U.S. $12.7746 per share. The number of Option Shares and the amount payable hereunder in respect of each such Option Share (hereinafter referred to as the "Option Price") shall be subject to adjustments from time to time in accordance with the provisions of Section 3 hereof.

            (b) The Option shall be exercisable at all times to the full extent of the Option Shares granted pursuant to paragraph (a) of this Section 1, notwithstanding that the purchase by AIG of all the Option Shares may at any time cause it to be a U.S. 25% Shareholder (as defined below). In the event that AIG becomes a U.S. 25% Shareholder as a result of any exercise of the Option, AIG shall, within 29 days of the effective date of the exercise of the Option, dispose of such number of Common Shares as shall be necessary, in AIG's determination, for AIG to cease being a U.S. 25% Shareholder. As used herein, a "U.S. 25% Shareholder" means any U.S. person who is a shareholder of the Company owning, directly or by application of the attribution and constructive ownership rules of Section 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), more than 25% of either (i) the total combined voting rights attaching to the issued Common Shares and the issued shares of any other class of the Company or (ii) the total combined value of the issued Common Shares and any other issued shares of the Company, determined pursuant to
Section 957 of the Code.

            (c) The Option Shares shall upon issue rank equally in all respects with the other Common Shares of the Company, but in no case will any Option Shares carry any option or other right to subscribe for further additional shares.

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            (d) The Option may be exercised once in whole or in part only on the earlier of (i) on or about (as provided in the last sentence of Section 2(a) below) June 29, 2003, or any of June 29, 2001, December 29, 2001, June 29, 2002 or December 29, 2002, provided, however, that the Option is exercisable on or about any such date only if the book value per share of the Option Shares on such date, as reflected on the books of the Company (assuming exercise of only the Option Shares being exercised and reflecting such dilution by other contingently issuable Common Shares as is required under U.S. generally accepted accounting principles), is at least 175% of the Option Price in effect on such date, or (ii) (A) a registration of the Common Shares under the U.S. Securities Act of 1933 (the "Securities Act") subsequent to the Initial Public Offering in connection with either a primary or secondary distribution (or both) (unless such registration has been undertaken by the Company at the sole request of AIG) (a "Subsequent Offering") or (B) as provided in Section 1(g) below.

            (e) If notice of exercise has not previously been provided pursuant to Section 2, the Option shall expire upon the earlier of (i) the close of business on June 29, 2003 or (ii) the commencement of the winding up of the Company; thereafter AIG shall cease to have any rights in respect thereof. If notice of exercise has been provided prior to expiration pursuant to the foregoing sentence, exercise of the Option in due course following June 29, 2003 shall be consummated.

            (f) AIG shall not, solely by virtue hereof, be entitled to any rights of a shareholder in the Company either at law or in equity.

            (g) In case of any amalgamation of the Company with or merger of the Company into another person or of any sale, transfer or lease to another person of all or substantially all the assets of the Company (other than in connection with a reincorporation),

AIG shall have the right to exercise this Option, in whole or in part, prior to consummation of such amalgamation, merger, sale, transfer or lease. In such event, upon payment of the Option Price in effect immediately prior to such exercise, AIG shall be entitled to purchase the kind and amount of shares, other securities, cash and/or other property which AIG would have owned or have been entitled to receive after the happening of such amalgamation, merger, sale, transfer or lease had the Option been exercised immediately prior to such action, reflecting exercise by AIG of any rights of election provided to the holders of Common Shares as to the kind or amount of shares, securities, cash or other property receivable upon such amalgamation, merger, sale, transfer or lease.

         2. (a) To exercise the Option in accordance with Section 1(d)(i) hereof, AIG shall provide written notice to the Company of its intention to exercise all or a portion of the Option at least sixty (60) days prior to the intended date of exercise from among those permitted by Section 1(d)(i) (such notice will indicate the number of Option Shares AIG intends to purchase upon exercise of the Option and shall be in writing signed by or on behalf of AIG and delivered or sent by registered post to the Company at its registered office). Upon such notice, if and to the extent requested by AIG, the Company shall promptly commence the preparation of a registration statement in the manner provided in the Registration Rights Agreement to be entered into among the Company and Rightholders identified therein (including AIG as holder of the Option) (as it may be amended from time to time, the "Registration Rights Agreement") in order to permit AIG to resell to the public up to the full number of Option Shares to be purchased by it pursuant to the Option's exercise (including, but not limited to, in order to satisfy AIG's obligations pursuant to Section 1(b) hereof). In the event the closing of any resale by AIG of Option Shares pursuant to said registration statement is not effected precisely on the applicable date specified in Section 1(d)(i) hereof,

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exercise of the Option shall be effective only immediately prior to, and contingent upon, the closing of the public offering to which the requested registration relates.

            (b) In connection with exercise of the Option in accordance with
Section 1(d)(ii)(A) hereof, the Company shall provide AIG written notice of the intention to effect a registration of the Common Shares under the Securities Act in connection with a Subsequent Offering, either primary or secondary or both, in the manner specified in the Registration Rights Agreement. AIG shall provide written notice to the Company of its intention to exercise all or a portion of the Option in the manner provided in the Registration Rights Agreement (including, but not limited to, in order to satisfy AIG's obligations pursuant to Section 1(b) hereof). Any such exercise shall be effective only immediately prior to, and contingent upon, the consummation of such Subsequent Offering. AIG's notice will indicate the number of Option Shares AIG intends to purchase upon exercise of the Option and shall be in writing signed by or on behalf of AIG and delivered or sent by registered post to the Company at its registered office.

            (c) In connection with exercise of the Option in accordance with
Section 1(d)(ii)(B) hereof, the Company shall provide AIG written notice of its intention to effect a transaction specified in Section 1(g) as soon as practicable prior to such transaction (but in no event later than approval by the Board of Directors of such transaction), and AIG shall provide written notice to the Company of its intention to exercise all or a portion of the Option as promptly as practicable thereafter. Any such exercise shall be effective only immediately prior to, and contingent upon, the consummation of such transaction. AIG's notice will indicate the number of Option Shares as to which AIG intends to exercise and shall be in writing signed by or on behalf of AIG and delivered or sent by registered post to the Company at its registered office.

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            (d) AIG may require the Option Shares to be allotted to any nominee of AIG.

            (e) The Company shall issue and allot the Option Shares upon exercise of the Option and payment of the total price payable therefor.

         3. (a) In case the Company shall at any time after the date of this Amended and Restated Agreement (i) declare or pay a dividend or make any other distribution with respect to its capital stock in Common Shares such that the number of Common Shares outstanding is increased, (ii) subdivide or split-up its outstanding Common Shares, such that the number of Common Shares outstanding is increased, (iii) combine its outstanding Common Shares into a smaller number of Common Shares or (iv) effect any reclassification of the Common Shares other than a change in par value (including any such reclassification in connection with an amalgamation or merger in which the Company is the surviving entity or a reincorporation of the Company), the number of Common Shares purchasable upon exercise of this Option shall be proportionately adjusted so that AIG shall be entitled to receive the kind and number of Common Shares or other securities of the Company which it would have owned or have been entitled to receive after the happening of any of the events described above had this Option been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph 3(a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

         (b) In case the Company shall issue rights, options or warrants to all holders of its outstanding Common Shares entitling them to subscribe for or purchase Common Shares at a price per share which is lower at the record date mentioned below than the then Current Market Value (as defined in Section 3(d) below), the number of Option

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Shares thereafter purchasable upon the exercise of this Option shall be determined by multiplying the number of Option Shares theretofore purchasable upon exercise of this Option by a fraction, of which the numerator shall be the sum of (A) the number of Common Shares outstanding on the record date for determining shareholders entitled to receive such rights, options or warrants plus (B) the number of additional Common Shares offered for subscription or purchase, and of which the denominator shall be the sum of (A) the number of Common Shares outstanding on the record date for determining shareholders entitled to receive such rights, options or warrants plus (B) the number of shares which the aggregate offering price of the total number of Common Shares so offered would purchase at the Current Market Value (as defined below) per share of Common Shares at such record date. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

            (c) In the event the Company shall distribute to all holders of its Common Shares shares of the capital stock of International Property Catastrophe Reinsurance Company, Ltd. ("IPC Re"), the Option shall upon such distribution be deemed to be an option to purchase the kind and number of shares of the capital stock of IPC Re which AIG would have owned or have been entitled to receive after such distribution had this Option been exercised immediately prior to such distribution or any record date with respect thereto. The roll-over of the Option into an option to purchase shares of capital stock of IPC Re pursuant to this paragraph 3(c) shall become effective immediately after the effective date of the distribution of shares of the capital stock of IPC Re to shareholders of the Company described above.

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            (d) For the purpose of any computation under paragraph (b) of this
Section 3, the "Current Market Value" of such Common Shares on a specified date shall be deemed to be the average of the daily closing prices per share for the ten consecutive Trading Days (as defined below) ending on the day before the applicable record date. "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the Common Shares are not traded on the applicable securities exchange or on the applicable securities market. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market or, if the Common Shares are not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm reasonably selected from time to time by the Board of Directors of the Company for that purpose.

            (e) Whenever the number of Common Shares purchasable by AIG upon the exercise of the Option is adjusted, as herein provided, the Option Price shall be adjusted by multiplying such Option Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Option Shares purchasable upon the exercise of the Option immediately prior to such adjustment, and of which the denominator shall be the number of Option Shares purchasable immediately thereafter.

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            (f) No adjustment in the number of Option Shares purchasable upon the exercise of the Option need be made under paragraphs (b) and (c) if the Company issues or distributes, pursuant to this Agreement, to AIG the shares, rights, options, warrants, securities or assets referred to in those paragraphs which AIG would have been entitled to receive had the Option been exercised prior to the happening of such event or the record date with respect thereto. No adjustment need be made for a change in the par value of the Option Shares.

            (g) For the purpose of this Section 3, the term "Common Shares" shall mean (i) the class of stock consisting of the Common Shares of the Company, or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value. In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) above, AIG shall become entitled to receive any securities of the Company other than Common Shares, thereafter the number of such other securities so receivable upon exercise of the Option and the Option Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Option Shares contained in paragraphs (a) through (f), inclusive, above; provided, however, that the Option Price shall at no time be less than the aggregate par value of the Common Shares or other securities of the Company obtainable upon exercise of the Option, provided, further, that the Company shall reduce the par value of its Common Shares or other securities from time to time as necessary so that the foregoing shall not occur.

            (h) In the case of paragraph (b) of this Section 3, upon the expiration of any rights, options or warrants or if any thereof shall not have been exercised, the Option Price and the number of Common Shares purchasable upon the exercise of the Option shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (A) the only Common Shares so issued were the Common Shares, if any, actually issued or sold upon the exercise of such rights, options or warrants and (B) such Common Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options or warrants whether or not exercised; provided, further, that no such readjustment shall have the effect of increasing the Option Price or decreasing the number of Common Shares purchasable upon the exercise of the Option by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant or such rights, options or warrants.

            (i) In the case of paragraph (b) of this Section 3, on any change in the number of Common Shares deliverable upon exercise of any such rights, options or warrants, other than a change resulting from the antidilution provisions hereof, the number of Option Shares thereafter purchasable upon the exercise of the Option shall forthwith be readjusted to such number as would have been obtained had the adjustment made upon the issuance of such rights, options or warrants not converted prior to such change (or rights, options or warrants related to such securities not converted prior to such change) been made upon the basis of such change.

            (j) The Company may at its option, at any time during the term of the Option, reduce the then current Option Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company, including such reductions in the exercise price as the Company considers to be advisable in order that any event treated for

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
Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

         4. The Company undertakes to increase its authorized share capital prior to the date upon which the Option shall become exercisable to a level sufficient to satisfy any exercise of the Option.

         5. (a) This Option may not be assigned or otherwise transferred, disposed of or encumbered by AIG (or any subsequent transferee) in whole or in part except as provided in this Section 5.

            (b) In the event of an amalgamation of the Company with or merger of the Company into another person, or a sale, transfer or lease to another person (each such person, a "Successor Person") of all or substantially all the assets of the Company, this Option may be transferred to a person which is a shareholder, partner or other affiliated person (directly or indirectly) of such Successor Person.

            (c) On and after the date which is the second anniversary of the closing date of the Initial Public Offering, AIG may transfer this Option, in whole or in part, in one or more private transaction(s) to up to three institutional investors; provided, however, that any proposed transfer shall be conditioned upon (i) receipt by the Company of an opinion of United States counsel to the Company that such transfer would not require registration under the Securities Act or state securities laws and upon the obtainment of any required government approvals (which approvals the Company agrees to use its reasonable efforts to assist in obtaining); and (ii) the proposed transferee executing and delivering instruments reasonably acceptable to the Company acknowledging (a) that the transferee shall become a Section 3 Shareholder pursuant to the Termination Agreement, dated February 15, 1996, among the Company and the Shareholders named in Schedule 1 thereto, with the attendant

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
rights and obligations specified in Sections 3, 3.1, 3.2 and 3.3 thereof and (b) that the transferee shall become a party to the Registration Rights Agreement, dated March __, 1996, among the Company and the Rightholders named therein, with the attendant rights and obligations thereunder; provided, further, that any proposed transfer may be disapproved by the Board of Directors of the Company if, in their reasonable judgment, they have reason to believe that such transfer may expose the Company, any subsidiary thereof, any shareholder or any person ceding insurance to the Company or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction.

            (d) In connection with any transfer of all or a portion of this Option pursuant to Section 5(c) hereof, the Company shall prepare an Option Agreement (or, in the case of a partial transfer, Option Agreements) issuable to the transferee (and transferor, in the case of partial transfer) upon surrender to the Company of the existing Option Agreement upon consummation of the transfer. Upon said consummation, the transferee shall have such rights and obligations with respect to the number of Option Shares covered by the portion of this Option transferred to such transferee as the rights and obligations of AIG hereunder; provided, that with respect to any such transferee all references in Section 1(b) hereof to "United States 25% Shareholder" shall be replaced by references to "10% Shareholder" (as defined below). As used herein, "10% Shareholder" means a person who owns, in aggregate, (i) directly, (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of
Section 13(d)(3) of the United States Securities Exchange Act of 1934, issued shares of the Company carrying 10% or more of the total combined voting rights attaching to all issued shares.

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
            (e) Any transferee of all or part of this Option pursuant to Section 5(c) hereof (or any subsequent transferee who holds any portion of this Option as a result of a transfer pursuant to this Section 5(e)) may transfer, in whole but not in part, its portion of this Option to a subsequent transferee; provided that any such transfer shall be subject to the terms and conditions set forth in
Section 5(c) and 5(d) hereof.

         6. The issuance of share certificates upon the exercise of the Option shall be without charge to AIG. The Company shall pay, and indemnify AIG from and against, any issuance, stamp, documentary or other taxes (other than transfer taxes and income taxes), or charges imposed by any governmental body, agency or official by reason of the exercise of the Option or the resulting issuance of Common Shares.

         7. This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without regard to principles regarding conflicts of laws.

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
IN WITNESS WHEREOF the COMMON SEAL

of the parties hereto was hereunto

affixed on the date first above mentioned.


IPC HOLDINGS, LTD.



By: /s/ John P. Dowling
    --------------------------------------------
    Title: President and Chief Executive Officer


AMERICAN INTERNATIONAL GROUP, INC.



By: /s/ Edward E. Matthews
    --------------------------------------------
    Title: Vice Chairman - Finance



By: /s/ Kathleen E. Shannon
    --------------------------------------------
    Title: Vice President, Secretary
           and Associate General Counsel

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